SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

           July 19, 2001
(Date of earliest event reported)

           Capital One Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-13300 (Commission File Number)	54-1719854 (IRS Employer Identification No.)

2980 Fairview Park Drive Suite 1300 Falls Church, Virginia (Address of principal executive offices)		22042 (Zip Code)

Registrant's telephone number, including area code: (703) 205-1000

Item 9. Regulation FD Disclosure.

As previously described in Capital One Financial Corporation's 1999 Annual Report on Form 10-K, in April 1999, Capital One's Board of Directors approved a stock option grant to senior management ("EntrepreneurGrant IV"). This grant comprised 7,636,107 stock options to members of Capital One's executive team, with an exercise price equal to the fair market value on the date of grant. In exchange for their EntrepreneurGrant IV stock options, our Chief Executive Officer and Chief Operating Officer agreed to forgo their salaries and related benefits for the year 2001 and their annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions for the years 2000 and 2001, while other participating executives agreed to forgo all potential annual stock option grants for 1999 and 2000. All EntrepreneurGrant IV stock options will vest on April 29, 2008, or earlier if our common stock price reaches a fair market value of at least $100.00 per share for at least ten trading days in any 30 calendar day period on or before June 15, 2002, or upon a Capital One change of control. These stock options will expire on April 29, 2009.

     This EntrepreneurGrant IV performance-based hurdle represented an aggressive 20% average increase in our common stock price for approximately three years from the date of grant. In response to recent market conditions, however, and consistent with our core compensation principles of recruiting and retaining top executives, creating value and promoting flexibility, our Board of Directors has recently amended outstanding EntrepreneurGrant IV stock options to provide additional vesting criteria. Under the amended vesting provisions, Entrepreneur IV stock options will also vest if our common stock price reaches a fair market value of at least $120.00 per share or $144.000 per share for ten trading days within 30 calendar days prior to June 15, 2003 or June 15, 2004, respectively. These targets each represent an additional year of 20% compounded stock price growth, consistent with EntrepreneurGrant IV's original performance-based philosophy. In addition, 50% of the EntrepreneurGrant IV stock options held by our middle management as of the date of grant will vest on April 29, 2005, regardless of stock price performance. No change was made to the exercise price of these stock options. We believe that these additional vesting criteria add retention and motivational value to the outstanding EntrepreneurGrant IV stock options without significant cost to Capital One or additional dilution of our existing shareholders.

Note: The information in this report (including the exhibit) is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereto duly authorized.
CAPITAL ONE FINANCIAL CORPORATION

Dated: July 26, 2001	By:	: /s/ John G. Finneran, Jr. John G. Finneran, Jr Executive Vice President, General Counsel And Corporate Secretary